Exhibit 2.6
AMENDMENT NO. 2
TO SECURITIES PURCHASE AGREEMENT
    This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of February 14, 2025, is by and among Ameredev II Parent, LLC, a Delaware limited liability company (“Ameredev Parent”), Ameredev Intermediate II, LLC, a Delaware limited liability company (“Ameredev Intermediate” and together with Ameredev Parent, each a “Seller” and collectively, “Sellers”), and MRC Toro, LLC, a Delaware limited liability company (“Purchaser”). Each Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.
    WHEREAS, Sellers, Ameredev Stateline II, LLC, a Delaware limited liability company (the “Company”), Purchaser and, solely for purposes of Section 14.18 thereof, MRC Energy Company, a Texas corporation, entered into that certain Securities Purchase Agreement, dated as of June 12, 2024 (the “Agreement”);
    WHEREAS, the Company merged with and into Purchaser, effective as of November 18, 2024; and
    WHEREAS, pursuant to and in accordance with Section 14.9 of the Agreement, the Sellers and Purchaser desire to amend the Agreement, on the terms and subject to the conditions set forth herein.
    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.
2.Amendment to Section 1.1 of the Agreement. Effective as of the Execution Date, the definition of “Cure Deadline” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:
““Cure Deadline” means the date one hundred and eighty (180) days after the Closing Date.”
3.Amendment to Section 3.2(i)(i) of the Agreement. Effective as of the Execution Date, Section 3.2(i)(i) of the Agreement is hereby amended and restated in its entirety as follows:
“Sellers’ Representative and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure thereof). If Sellers’ Representative and Purchaser are unable to agree on the scope, interpretation and effect of this Article 3, the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts by the Closing Date, then, subject to Section 3.2(d), Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement. If Sellers’ Representative and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts, the Allocated Value of any Lease or Well, or any other matter related to title to the Leases or Wells by the date one hundred and ninety (190) days after the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such disputed interpretations and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Title Defects and Defect Amounts regarding Title Defects, the Allocated Value of any Lease or Well, or any other matter related to title to the Lease or Well in dispute shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following the date one hundred and ninety (190) days after the Closing Date, (A) disputes as to the interpretation and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts in dispute shall be submitted to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the state where the applicable Asset is located as selected by mutual agreement of Purchaser and Sellers’ Representative or absent such agreement during such ten (10) Business Day period, by the Houston, Texas office of the AAA using customary procedures of the AAA (the “Title Referee”) and (B) disputes with respect to Environmental Defects or Defect Amounts regarding Environmental Defects in dispute shall be submitted to a nationally recognized independent environmental consulting firm or environmental attorney experienced in resolving Environmental Liabilities mutually acceptable to Sellers’ Representative and Purchaser or, absent such agreement during such ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Defect Referee shall not have worked as an employee, outside counsel or consultant, or in any other capacity, for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.”
4.Confirmation; Compliance with Agreement. Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of any other Party. Except as expressly provided herein or in the Agreement, this Amendment shall not release, waive or excuse, and each Party shall remain responsible and liable for, such Party’s respective rights and obligations (or breach thereof) under the Agreement, as amended by this Amendment, arising prior to, on or after the date hereof. The Parties acknowledge and agree that neither Sellers nor Purchaser has waived, and this Agreement and the amendments herein shall not be construed as a waiver by either Party of, any right to dispute or assert a defense pursuant to the Agreement with respect to any matter relating to Title Benefits, Title Benefit Amounts, Title Defects and Defect Amounts regarding Title Defects, the Allocated Value of any Lease or Well, or any other matter related to title to the Lease or Well. Each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of similar import will mean and be a reference to the Agreement as amended by this Amendment. By executing this Amendment, each of the Parties certifies on its own behalf that this Amendment has been executed and delivered in compliance with Section 14.9 of the Agreement.
5.The following provisions of the Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 14.2    Governing Law
Section 14.3    Arbitration
Section 14.4    Headings and Construction
Section 14.9    Amendment
Section 14.17    Counterparts

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first set forth above.

AMEREDEV PARENT:

AMEREDEV II PARENT, LLC

By:	/s/ Parker D. Reese
Name:	Parker D. Reese
Title:	President and CEO

AMEREDEV INTERMEDIATE:

AMEREDEV INTERMEDIATE II, LLC

By:	/s/ Parker D. Reese
Name:	Parker D. Reese
Title:	President and CEO

Signature Page to Amendment No.2 to Securities Purchase Agreement

PURCHASER:

MRC TORO, LLC

By:	/s/ Bryan A. Erman
Name:	Bryan A. Erman
Title:	Executive Vice President and General Counsel and Head of M&A

Signature Page to Amendment No. 2 to Securities Purchase Agreement